Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Ron Kurtz
May 28, 2008	(713) 267-3686
MAXXAM RESOLVES LISTING DEFICIENCY WITH THE AMERICAN STOCK EXCHANGE
HOUSTON — On April 1, 2008, MAXXAM Inc. (the “Company”) advised the American Stock Exchange (“AMEX”) that the Company would not be able to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) by the extended filing date under Rule 12b-25 of the Securities and Exchange Act of 1934. The Company also advised the AMEX that this was due to the inability of the Company to obtain all of the necessary information required to complete disclosures related to its equity method investees.
On April 1, 2008, the AMEX furnished the Company with a letter (the “AMEX Letter”) indicating that the failure to timely file the Form 10-K is a violation of Sections 134 and 1101 of the AMEX Company Guide and the Company’s listing standards agreement with the AMEX.
The AMEX Letter also indicated that the Company should submit to AMEX a plan as to the action the Company has taken, or will take, to bring itself into compliance with the AMEX provisions noted above (the “Compliance Plan”). On April 11, 2008, the Company furnished its Compliance Plan to the AMEX. On April 16, 2008, the AMEX notified the Company that it had accepted the Compliance Plan and granted the Company an extension until June 30, 2008 to again be in compliance with AMEX’s continued listing standards (the “Continued Listing Standards”).
The Company filed the Form 10-K and therefore has completed its Compliance Plan. On May 16, 2008, the Company received a letter from the AMEX (the “AMEX Resolution Letter”) relating that the Company had resolved the continued listing deficiency resulting from the late filing of the Form 10-K.
The AMEX Resolution Letter also indicates the Company has become subject to the provisions of Section 1009(h) of the AMEX Company Guide which provides that if a company, within 12 months of the end of AMEX extension period (the “AMEX Plan Period”), is again determined to be below Continued Listing Standards, the AMEX staff will examine the relationship between the two incidents of falling below Continued Listing Standards and re-evaluate the company’s method of financial recovery from the first incident. The AMEX would then take appropriate action, which, depending upon the circumstance, may include truncating its delisting procedures or immediately initiating delisting proceedings.
About MAXXAM Inc.
MAXXAM Inc. (AMEX: MXM) is a publicly-traded company, headquartered in Houston, Texas, with business interests in three industries: forest products, real estate investment and development and racing operations.
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